NEWS RELEASE For More Information: Frank B. O’Neil, IRC Sr. Vice President, Corporate Communications & Investor Relations 800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Announces Results from
2017 Annual Meeting of Shareholders
BIRMINGHAM, AL — (PRNEWSWIRE)—May 31, 2017 – Shareholders of ProAssurance Corporation (NYSE:PRA), acting at today’s Annual Meeting of Shareholders, overwhelmingly elected Katisha T. Vance, M.D. to our Board, and also overwhelmingly re-elected Samuel A. Di Piazza, Jr. and Robert E. Flowers, M.D. to our Board. Each received at least 96% of the votes cast by shareholders and will serve a three-year term ending at the Annual Meeting of Shareholders in 2020 and until their successors are elected and qualified.
Acting on matters related to compensation, our shareholders cast more than 98% of votes to approve, on an advisory basis, the compensation of our named executive officers for 2016, and cast more than 81% of votes to hold the advisory vote on the compensation of our named executive officers on a yearly basis. The selection of Ernst & Young, LLP as our independent auditing firm for the fiscal year-ending December 31, 2017 was ratified by 99% of the votes cast by shareholders.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past nine years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
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